EXHIBIT 99.2

Synthesis Energy Systems, Inc., Xuecheng Energy, and Xuecheng District, ZaoZhuang City, Shandong Province, Government Enter an Agreement for Relocation and Expansion of ZZ

Local Government Gives Financing Preference Policy, Tax Preference and Additional Priorities to Project

HOUSTON, Oct. 19, 2016 (GLOBE NEWSWIRE) -- Synthesis Energy Systems, Inc. (SES) (NASDAQ:SYMX), the global leader in low cost, high performance clean energy gasification technology, today announced that SES, Shandong Weijiao Xuecheng Energy Co. Ltd. (Xuecheng Energy), and the local government of Xuecheng District, ZaoZhuang City, Shandong Province signed a Moving Project Cooperative Agreement on October 18 to relocate the Zao Zhuang New Gas Company Joint Venture (ZZ) from inside the city proper to a new industrial zone for the Xuecheng District of ZaoZhuang. The project intends for ZZ to be expanded and repurposed to produce 283 million Nm3 of syngas per year using three SES Gasification Technology (SGT) systems. The facility’s clean syngas is intended to be used to generate hydrogen which will be used to convert tar to clean burning, ultra-low sulfur diesel fuel, using locally sourced coal in an environmentally responsible manner for energy that is at once clean, economic and sustainable.

The Zouwu Industrial Park was established in 2014 and Xuecheng Energy is operating modern coking coal ovens and a facility to convert coke oven gas to LNG in this park today. Xuecheng estimates the total capital cost for the complete project, including the syngas plant and the conversion of tar to diesel fuel, to be 700 to 800 million Yuan.

The local government of Xuecheng District, ZaoZhuang City, Shandong Province has expressed strong support for this project and has agreed to give coordination and support to permitting, land needs, and applications; tax preference to encourage expansion, upgrades, and re-construction; and financing preference, if the project continues to meet government requirements.

“The recent restructuring of ZZ has opened the pathway to develop this exciting project, and obtaining government support is a key next step in the development process. We are greatly encouraged with the tremendous support we have received from the local government. The completion of this agreement will allow us to move forward in confidence to continue to develop this project with our partner and evaluate the level of our participation as it moves forward,” said DeLome Fair, SES President and CEO. “Our Vice Chairman, Robert Rigdon, was on hand alongside Xuecheng Energy’s Chairman Liu to sign the three-party agreement with Xuecheng Government Deputy Director Zhang Fenglin in a ceremony in ZaoZhuang City yesterday.”

“Together with SES, we look forward to continuing to develop this project and appreciate the strong support of our local government,” said Liu Liangyu, Xuecheng Energy’s Chairman. “We are excited to expand on our long-standing relationship with SES, and to expand our existing operations in the Zouwu Industrial Park with this new facility for the production of clean diesel fuel which will provide lower emissions, a key contributor to improving air quality in China.”

The new and repurposed ZZ facility in the Zouwu Industrial Park will be the third industrial park planned to house SGT systems in Shandong Province. The other two, announced in Spring 2016, are Lijin County Binhai New District and Hekou Blue Economy Industrial Park Project, both in Dongying City.

In August 2016, SES and Xuecheng Energy entered into a Definitive Agreement to restructure ZZ, in accord with changing regulations at the location of the original ZZ facility. Xuecheng Energy assumed all outstanding financial liabilities of ZZ and SES retained about 9% ownership in the joint venture. The agreement will take effect formally when the registration with the government is completed, which is expected this quarter.

Shandong Province is a coastal province in the East China region. It is one of the biggest industrial producers and one of the top chemical manufacturing provinces in China.

About Synthesis Energy Systems, Inc.

Synthesis Energy Systems (SES) is a Houston-based technology company focused on bringing clean high-value energy to developing countries from low-cost and low-grade coal, biomass and municipal solid waste through its proprietary gasification technology based upon U-Gas®, licensed from the Gas Technology Institute. The SES Gasification Technology (SGT) can produce clean, low-cost syngas for power generation, industrial fuels, chemicals, fertilizers, and transportation fuels, replacing expensive natural gas based energy. SGT can also produce high-purity hydrogen for cleaner transportation fuels. SGT enables Growth With Blue Skies, and greater fuel flexibility for both large-scale and efficient small- to medium-scale operations close to fuel sources. Fuel sources include low-rank, low-cost high ash, high moisture coals, which are significantly cheaper than higher grade coals, many coal waste products, biomass, and municipal solid waste feedstocks. For more information, please visit: www.synthesisenergy.com.

Forward-Looking Statements
This press release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact are forward-looking statements. Forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are the ability of our project with Yima to produce earnings and pay dividends; our ability to develop and expand business of the TSEC joint venture in the joint venture territory; our ability to successfully partner our technology business; our ability to develop our power business unit and marketing arrangement with GE and our other business verticals, including DRI steel, through our marketing arrangement with Midrex Technologies, and renewables; our ability to successfully develop the SES licensing business; the ability of the ZZ Joint Venture to complete its planned restructuring, retire existing facilities and equipment and build another SGT facility; the economic conditions of countries where we are operating; events or circumstances which result in an impairment of our assets; our ability to reduce operating costs; our ability to make distributions and repatriate earnings from our Chinese operations; our ability to successfully commercialize our technology at a larger scale and higher pressures; commodity prices, including in particular natural gas, crude oil, methanol and power, the availability and terms of financing; our ability to obtain the necessary approvals and permits for future projects, our ability to raise additional capital, if any, our ability to estimate the sufficiency of existing capital resources; the sufficiency of internal controls and procedures; and our results of operations in countries outside of the U.S., where we are continuing to pursue and develop projects. Although SES believes that in making such forward-looking statements our expectations are based upon reasonable assumptions, such statements may be influenced by factors that could cause actual outcomes and results to be materially different from those projected by us. SES cannot assure you that the assumptions upon which these statements are based will prove to have been correct.

Contact:

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Investor Relations:
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Arsen Mugurdumov
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